Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-187928) on Form S-8 of our report dated March 30, 2016, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Tecogen Inc. for the year ended December 31, 2015.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 30, 2016